UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As part of annual review of various executive compensation and benefit plans by the Compensation Committee of the Board of Directors (the "Committee") of Kraft Foods Inc. (the "Company"), and in a continuing effort to remain competitive with peer companies, the Committee recently took action regarding change in control benefits.  As part of these changes, some benefits were reduced in the 2005 Performance Incentive Plan, (the "2005 Plan") and new benefits were established.  Specifically, the Committee approved the form of Kraft Foods Inc. Change in Control Plan For Key Executives (the "Change in Control Plan").  Both plans are more fully described below.

Change in Control Plan. As part of the Committee’s annual review of the Company’s various employee compensation and benefit plans, and in a continuing effort to bring them in line with those of peer companies, some benefits were reduced and new benefits were established, including on April 24, 2007, the approval of the Change in Control Plan which certain officers, including the named executive officers, of the Company (each, a “Participant” and collectively, the “Participants”) will execute.

Under the Change in Control Plan, a Change in Control is the occurrence of one of the following events:  (i) the acquisition of 20% or more of the Company’s outstanding voting securities; (ii) changes to the membership of the Board of Directors that results in less than 50% of the current Board being reelected to the Board; (iii) the merger or consolidation of the Company with another entity in which the Company is not the surviving company, or where the other entity owns more than 50% of the Company’s outstanding voting securities; or (iv) the complete liquidation of, or the sale of all or substantially all assets of, the Company.  The Plan requires both the consummation of a Change in Control event, and the involuntary termination of a Participant other than for Cause or termination for Good Reason, to trigger payment of separation benefits.  The definition of “Good Reason” includes, (i) a material reduction in a Participant’s job duties, (ii) a decrease in compensation, (iii) relocation that extends a Participant’s current home-work commute more than 50 miles, (iv) a substantial increase in business travel, (v) termination of a Participant other than as permitted under the Plan and (vi) the failure of the Company to require a successor corporation to expressly assume or agree to perform the Plan in the same manner and to the same extent as the Company.

Benefits under the Plan are as follows:  the Chairman and CEO will receive 3 times the annual base salary plus target bonus and the Company will gross up excise taxes payable due to Change in Control severance; and the other Participants will receive 2 times the annual base salary plus target bonus, and the Company will gross up excise taxes payable due to Change in Control severance only in the event that resulting severance benefits equal or exceed 110% of the Internal Revenue Code Section 4999 limit.  However, if the aggregate severance amount exceeds the IRC Section 4999 limit, but is below the 110% threshold, the severance benefits are limited to the IRC Section 4999 limit.

2005 Performance Incentive Plan. On April 24, 2007, pursuant to authority granted under the 2005 Performance Incentive Plan, (the “2005 Plan”), the Board of Directors amended the 2005 Plan’s Change in Control provisions.  The Change in Control definition was amended in the 2005 Plan to be consistent with the Change in Control definition under the Change in Control Plan described above.  The “single trigger” feature for equity grants awarded under the 2005 Plan was replaced with a “double trigger” feature.  Specifically, upon a Change in Control, equity awards vest for Participants only if similar replacement stock awards are not granted or if the Participant is involuntarily terminated other than for Cause before the second anniversary of the Change in Control.  In addition, the Board further amended the 2005 Plan to provide for payment of annual and long-term incentive compensation, on a pro rata basis at target levels versus at the maximum levels previously provided for under the 2005 Plan, in the event of a Change in Control.

2007 — 2009 Long-Term Incentive Plan.     On April 24, 2007, the Compensation Committee of the Board of Directors (the “Committee”)  of Kraft Foods Inc. (the “Company”) further detailed the criteria for determining awards for the 2007 — 2009 performance cycle, of the Long-Term Incentive Plan, granted under the 2005 Performance Incentive Plan.  The Committee approved the following internal performance measures:  organic revenue growth, ongoing operating income growth and cumulative discretionary cash flow, and performance against the external market measure of relative total stockholder return.

The Committee also retained discretion to increase or decrease awards by 25 percentage points based on certain factors, including: innovation; portfolio management; talent development; and the overall quality of the Company’s financial results.

Non-Employee Director Compensation.  On April 24, 2007, the Board of Directors approved several changes to the compensation of the non-employee directors of the Company, effective April 1, 2007.

The annual retainer will increase from $40,000 to $70,000.  Board meeting attendance fees will be eliminated.  The fee for attendance at committee meetings remains unchanged at $2,000 per meeting.   The Committee also approved an additional retainer of $30,000 for the lead director.  The annual retainer for committee chairs remained unchanged at $10,000.  The value of the annual stock grant remained unchanged at $115,000.  Finally, the Committee noted that although Mr. Louis C. Camilleri, the Company’s former Chairman, will not be compensated for his current role on the Board of Directors.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date:  April 30, 2007